Exhibit 99.(g)(3)

FIRST AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) to the Investment Advisory Agreement dated June 19, 2020 (the “Agreement”), by and between ABRDN GLOBAL INFRASTRUCTURE INCOME FUND, formerly known as Aberdeen Standard Global Infrastructure Income Fund (the “Fund”), a Maryland statutory trust, and ABRDN INC., formerly known as Aberdeen Standard Investments Inc. (the “Adviser”), a Delaware corporation, is made and entered into by the foregoing parties as of May 27, 2026. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Fund and the Adviser desire to amend Section 4 of the Agreement to add breakpoints to the Fund’s advisory fee schedule, which are intended to reflect future asset growth and share the benefits of scale with shareholders over time;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Amendment to Section 4 of the Agreement. Effective as of the date of this First Amendment, the first sentence of Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the Adviser performing its obligations hereunder, the Fund will pay to the Adviser a monthly fee computed at the annual rate of (i) 1.35% of the Fund’s average daily Managed Assets up to $500 million; (ii) 1.30% of the Fund’s average daily Managed Assets between $500 million and $1 billion; and (iii) 1.25% of the Fund’s average daily Managed Assets in excess of $1 billion.”

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This First Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This First Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This First Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment by their duly authorized representatives as of the day and year set forth above.

abrdn Global Infrastructure Income Fund

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	V.P.

abrdn Inc.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	V.P.

[Signature Page to First Amendment to Investment Advisory Agreement]

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